Filed Pursuant to Rule 424(b)(3)
Registration No. 333-217180

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 25, 2017)

3,582,880 Shares of Common Stock

Eagle Bulk Shipping Inc.

Up to 3,582,880 shares of common stock of Eagle Bulk Shipping Inc. are being offered by the selling shareholders named herein, who will borrow such shares, which we refer to as the Initial Borrowed Shares, through share lending arrangements, which we refer to as the Initial Share Loans, from Jefferies LLC, or Jefferies, an initial purchaser in our concurrent private placement of $100,000,000 aggregate principal amount of 5.00% convertible senior notes due 2024 (plus up to an additional $15,000,000 principal amount pursuant to the initial purchasers’ option to purchase additional notes), or our convertible notes. The selling shareholders will be borrowing shares from Jefferies, which is in turn borrowing the shares from an entity affiliated with Oaktree Capital Management, L.P., or the Initial Lender, one of our shareholders, which as of the date of this prospectus supplement owned 27,144,085 shares of our common stock and who is also a purchaser of our convertible notes. We refer to such share loan herein as the Initial Loan. The borrowed shares are existing shares beneficially owned by the Initial Lender and are ultimately being borrowed by the selling shareholders named herein as set forth in the section entitled “Selling Shareholders.” The Initial Loan will be available beginning on the date of the closing of this offering and ending at the time that the Initial Lenders require the return of the shares under the Initial Loan, which may occur within a standard settlement cycle upon notice to Jefferies (in no event later than 5 business days after such notice). The Initial Loan may also be terminated under certain other circumstances specified thereunder.

We expect that the selling shareholders will sell the borrowed shares and use the resulting short position to establish their initial hedge with respect to their investments in our convertible notes which are being offered in a concurrent private placement to qualified institutional buyers under Rule 144A or to non-U.S. persons in offshore transactions pursuant to Regulation S. The selling shareholders may sell the Initial Borrowed Shares at various prices from time to time through Jefferies, one of the initial purchasers of our convertible notes, which may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or from purchasers of Initial Borrowed Shares for whom Jefferies may act as agent. There can be no assurance that any selling shareholder will sell any or all of the shares of our common stock offered pursuant to this prospectus supplement, or the timing of any such sales. The selling shareholders will receive all of the proceeds from the sale of the borrowed shares and neither we nor the Initial Lender will receive any of those proceeds. In consideration for lending its shares under the Initial Loan, the Initial Lender will receive customary fees from Jefferies. We agreed with Jefferies, one of the initial purchasers of our convertible notes, to file promptly after the date of the original issuance of our convertible notes, and seek to have declared effective no later than 90 days after the date of the original issuance of our convertible notes, a registration statement with respect to 3,582,880 shares of common stock. We also agreed with Jefferies to lend, promptly upon request of Jefferies Capital Services, LLC, or JCS, an affiliate of Jefferies, up to 3,582,880 newly-issued shares of common stock to JCS (which loan we refer to as the Replacement Loan) and register for resale shares, which we refer to as the Replacement Borrowed Shares, as requested by the initial purchasers of our convertible notes at such time pursuant to such registration statement by certain holders of our convertible notes (as selling shareholders) for a period that will be not less than 30 consecutive trading days immediately following the effectiveness of the registration statement for such shares. The Replacement Borrowed Shares will be issued and outstanding for all purposes under Marshall Islands law. None of Jefferies, the other initial purchasers of our convertible notes, JCS or us will receive any proceeds of the offering or sale of the Replacement Borrowed Shares, except as described below.

The Replacement Borrowed Shares are expected to be allocated to holders on a pro rata basis or under any other method as determined by us and/or Jefferies in our or its sole discretion. The loans with respect to the Replacement Borrowed Shares, which we refer to as the Replacement Share Loans, are expected to be available to holders of notes during a 30-day period following the effectiveness of the registration statement described above, and ending on or about the maturity date of our convertible notes, or, if earlier, on or about the date as of which all of our convertible notes cease to be outstanding as a result of redemption, repurchase, conversion or other acquisition for value (or earlier in certain circumstances). We expect that the borrowers of the Replacement Borrowed Shares will sell such shares and use the resulting short position to replace any hedge position created in connection with the Initial Share Loans. The Borrowers may effect such transactions by selling the Replacement Borrowed Shares at various prices from time to time through Jefferies, which may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or from purchasers of Replacement Borrowed Shares for whom Jefferies may act as agent. We expect that JCS will pay a nominal fee per borrowed share, equal to the par value of our common stock, to us under the Replacement Loan. We can provide no assurances that we will be able to complete the Replacement Share Loans on their expected terms or at all.

The borrowed shares may be offered for sale in transactions that may include block sales, sales on the Nasdaq Global Select Market, or Nasdaq, sales in the over-the-counter market, sales pursuant to negotiated transactions or otherwise. The delivery of the borrowed shares being offered hereby is conditioned upon the closing of the concurrent offering of the convertible notes.

This prospectus supplement also updates and amends the selling shareholder information contained in the prospectus dated May 25, 2017, to add certain funds as selling shareholders.

Our common stock is listed on Nasdaq under the symbol “EGLE.” On July 24, 2019, the last reported sale price of our common stock on Nasdaq was $4.49 per share.

Investing in our common stock involves a high degree of risk. You should carefully consider each of the factors described under “Risk Factors” beginning on page S-11 of this prospectus supplement, on page 6 of the accompanying base prospectus and in the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus, before you make any investment in our common stock.

Neither the U.S. Securities and Exchange Commission, or the Commission, nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated July 25, 2019

Prospectus Supplement

Base Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Commission utilizing a “shelf” registration process. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying base prospectus and the documents incorporated into each by reference include important information about us, the common stock being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying base prospectus together with additional information described under the heading, “Incorporation of Certain Documents by Reference” and “Where You Can Find Additional Information” in the prospectus before investing in our common stock.

We prepare our financial statements, including all of the financial statements incorporated by reference into this prospectus supplement, in U.S. dollars and in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). We have a fiscal year end of December 31.

We have authorized only the information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the initial purchasers have not, authorized anyone to provide you with information that is different. We and the initial purchasers take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement. See “Plan of Distribution.” The information contained in or incorporated by reference in this document is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement or any sale of our common stock.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisors for legal, tax, business, financial and related advice regarding the purchase of our securities.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbor provided for under these sections. These statements may include words such as “believe,” “estimate,” “project,” “intend,” “expect,” “plan,” “anticipate,” and similar expressions in connection with any discussion of the timing or nature of future operating or financial performance or other events. Forward-looking statements reflect management’s current expectations and observations with respect to future events and financial performance.

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. The principal factors that affect our financial position, results of operations and cash flows include charter market rates, which have declined significantly from historic highs, periods of charter hire, vessel operating expenses and voyage costs, which are incurred primarily in U.S. dollars, depreciation expenses, which are a function of the cost of our vessels, significant vessel improvement costs and our vessels’ estimated useful lives, and financing costs related to our indebtedness. The accuracy of the Company’s assumptions, expectations, beliefs and projections depends on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors which could include the following:

•	changes in demand in the drybulk market, including, without limitation, changes in production of, or demand for, commodities and bulk cargoes, generally or in particular regions;

•	greater than anticipated levels of drybulk vessel newbuilding orders or lower than anticipated rates of drybulk vessel scrapping;

•

changes in rules and regulations applicable to the drybulk industry, including, without limitation, legislation adopted by international bodies or organizations such as the International Maritime Organization and the European Union (the “EU”) or by individual countries;

•	actions taken by regulatory authorities including without limitation the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”);

•	changes in trading patterns significantly impacting overall drybulk tonnage requirements;

•	changes in the typical seasonal variations in drybulk charter rates;

•	changes in the cost of other modes of bulk commodity transportation;

•	changes in general domestic and international political conditions;

•	changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated dry docking costs);

•	impairment of our vessels as a result of market and other deteriorations;

•	significant deteriorations in charter hire rates from current levels or the failure of the Company to achieve its strategic objectives; and

•	the outcome of legal proceedings in which we are involved.

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In addition, the Company’s future results may be impacted by adverse economic conditions, such as inflation, deflation, or lack of liquidity in the capital markets, that may negatively affect it or parties with whom it does business. Should one or more of the foregoing risks or uncertainties materialize in a way that negatively impacts the Company, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and its business, financial condition and results of operations could be materially and adversely affected. Additional factors that you should consider are set forth in detail in the “Risk Factors” section of this prospectus supplement, the accompanying prospectus and the reports incorporated herein by reference, as well as filings the Company makes with the Commission in the future. We disclaim any intent or obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

INDUSTRY AND MARKET DATA

The industry and market data contained in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein are based on and derived from various public and, in some cases, non-public sources that we believe to be reliable. However, certain industry and market data are subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey. Accordingly, you should be aware that the industry and market data contained in this prospectus supplement and the documents incorporated by reference herein, and estimates and beliefs based on such data, may not be reliable. Although we believe such data and information to be accurate, neither we nor the initial purchasers have attempted to independently verify such information. Industry and market data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus supplement, accompanying base prospectus and the documents incorporated by reference herein.

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SUMMARY

This section summarizes some of the key information that is contained or incorporated by reference into this prospectus. It may not contain all of the information that may be important to you. As an investor or prospective investor, you should review carefully the entire prospectus and the information incorporated by reference into this prospectus, including the section entitled “Risk Factors” beginning on page S-11 of this prospectus supplement, on page 7 of the accompanying base prospectus, and in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Commission on March 13, 2019.

When used in this prospectus supplement, the terms “Eagle Bulk,” “us,” “we,” “our,” and “the Company,” and similar terms refer to Eagle Bulk Shipping Inc. and/or one or more of its subsidiaries, as the context requires. The financial information of Eagle Bulk included or incorporated by reference into this prospectus supplement represents our financial information and the operations of our subsidiaries. Unless otherwise indicated, all references to “dollars” and “$” in this prospectus supplement are to, and amounts are presented in, United States dollars, and our financial information presented in this prospectus supplement that is derived from financial statements incorporated by reference herein is prepared in accordance with U.S. GAAP.

OUR COMPANY

We are Eagle Bulk Shipping Inc., a Marshall Islands corporation incorporated on March 23, 2005 and headquartered in Stamford, Connecticut. We own and operate one of the largest fleets of Supramax and Ultramax drybulk vessels in the world. Our operating fleet totals 45 vessels, including 31 Supramax and 14 Ultramax drybulk vessels, with an aggregate carrying capacity of 2,615,519 deadweight (“dwt”), and an average age of 8.9 years as of the date of this prospectus supplement. Our Supramax and Ultramax drybulk vessels are equipped with cargo-handling cranes and grabs and range in size from approximately 50,000 to 65,000 dwt.

We provide transportation solutions to a diverse group of customers, including miners, producers, traders, and end users. Typical cargoes we transport include both major bulk cargoes, such as coal, grain, and iron ore, and minor bulk cargoes such as fertilizer, steel products, petcoke, cement, and forest products. In the first quarter ended March 31, 2019, our cargoes were approximately 71% minor bulks and approximately 29% major bulks, compared to cargoes of approximately 60% minor bulks and 40% major bulks in the year ended December 31, 2018.

Recent and Other Developments

On May 2, 2019, we signed a memorandum of agreement to sell the vessel Thrasher for net proceeds of $9.8 million. The vessel was delivered to the buyers in the second quarter of 2019. The Company recorded a gain of approximately $1.0 million in its condensed consolidated statements of operations in connection with this transaction, which will be reflected in the Company’s results for the second quarter of 2019.

On July 10, 2019 and July 15, 2019, we entered into two main terms agreements for the purchase of a total of six high-specification Ultramax bulk carriers (the “Acquisition Vessels”) for total consideration of approximately $122 million, which we expect to fund using a portion of the proceeds from our concurrent private placement of convertible notes, shares of our common stock, bank debt and cash on hand. The purchase of the Acquisition Vessels remain subject to final documentation and customary closing conditions.

The Acquisition Vessels are all SDARI-64 type design Ultramaxes, built at first-tier Chinese yards. Four vessels will be acquired with Exhaust Gas Cleaning Systems (“scrubbers”) installed. We intend to install scrubbers on the remaining two vessels utilizing options that we hold.

On July 18, 2019, we signed a memorandum of agreement to sell the vessel Kestrel I for gross proceeds of $7.3 million. The vessel is scheduled to be delivered to the buyer during the third quarter of 2019. The Company expects to record a gain of $1.0 million in its condensed consolidated statement of operations for the three months ended September 30, 2019.

Preliminary Financial Results for the Quarter Ended June 30, 2019

The following financial data for the quarter ended June 30, 2019 is preliminary and based on information available to us as of the date of this prospectus supplement. We have not finalized our financial statement closing process for the quarter ended June 30, 2019. During the course of that process, we may identify items that would require us to make adjustments, which may be material to the information provided below. As a result, the information below constitutes forward-looking statements and is subject to risks and uncertainties, including possible adjustments to the preliminary results disclosed below. We are providing this information on a one-time basis only and do not intend to update this information prior to the final release for the quarter ended June 30, 2019. The results provided in this section are preliminary and unaudited and do not present all information necessary for an understanding of our financial condition as of June 30, 2019 and our results of operations for the three months ended June 30, 2019. They have been prepared by and are the responsibility of our management. The preliminary estimated results presented here are subject to the completion of our financial closing procedures. Based on information available to us as of the date of this prospectus supplement, we expect that for the quarter ended June 30, 2019:

•	Revenues, net of commissions to be between $67.3 million and $71.5 million;

•	Revenues, net of commissions, charter hire and voyage expenses to be between $36.2 million and $38.4 million;

•	TCE per day to be between $9,537 and $9,927;

•	Net loss to be between ($6.2 million) and ($5.8 million);

•	Basic earnings per share to be between ($0.09) and ($0.08);

•	Cash, cash equivalents and restricted cash to be between $64.4 million and $67.0 million; and

•	Total interest bearing debt to be between $337.0 million and $343.8 million.

TCE Reconciliation:

Time charter equivalent (“TCE”) is a non-GAAP financial measure that is commonly used in the shipping industry primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per-day amounts while charter hire rates for vessels on time charters generally are expressed in such amounts. The Company defines TCE as shipping revenues less voyage expenses and charter hire expenses, adjusted for the impact of one legacy time charter and realized gains/(losses) on FFAs and bunker swaps, divided by the number of owned available days. TCE provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. The Company’s calculation of TCE may not be comparable to that reported by other companies. The Company calculates relative performance by comparing TCE against the Baltic Supramax Index (“BSI”) adjusted for commissions and fleet makeup. The BSI was initiated in 2006 based on the Tess 52 design. The index for the Tess 58 design has been published commencing on April 3, 2017, and transition was completed as of December 2018, when the Baltic stopped publishing a dynamic Tess 52 daily rate. The Company has now switched to the Tess 58 index for valuation modeling as of January 1, 2019. The change in the BSI may affect comparability of our TCE against BSI in periods prior to the Company switching to the Tess 58 index.

Owned available days is the aggregate number of days in a period during which each vessel in our fleet has been owned by us less the aggregate number of days that our vessels are off-hire due to vessel familiarization upon acquisition, repairs, vessel upgrades or special surveys. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

USD in Thousands except days and TCE per day	For the three months ended June 30, 2019(1)
Revenues, net	$69,391
Voyage expenses	$(20,907)
Charter hire expenses	$(11,179)
Reversal of one legacy time charter	$772
Realized gain/(loss) – Derivatives	$861
Total	$38,938
Owned available days	4,001

TCE per day	$9,732

(1)	based on the midpoint of the preliminary projection for the second quarter ended June 30, 2019 included herein.

These results are subject to change. Deloitte & Touche LLP, the Company’s independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto.

Certain Historical Financial Information

Our adjusted earnings before interest, taxes, depreciation and amortization, or Adjusted EBITDA, for the first quarter of 2019 was $15.4 million compared with $23.5 million and $18.8 million in the fourth quarter of 2018 and the first quarter of 2018, respectively. Our net income for the first quarter of 2019 was $0.0 million, compared to $6.5 million and $0.1 million in the fourth quarter of 2018 and the first quarter of 2018, respectively.

Adjusted EBITDA is a non-U.S. GAAP financial measure that is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis. Our Adjusted EBITDA should not be considered an alternative to net income/(loss), operating income/(loss), cash flows provided by/(used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. Adjusted EBITDA represents EBITDA adjusted to exclude the items which represent certain non-cash, one-time and other items such as vessel impairment, gain/(loss) on sale of vessels, stock-based compensation, loss on debt extinguishment and restructuring expenses that the Company believes are not indicative of the ongoing performance of its core operations.

EBITDA Reconciliation:

USD in Thousands	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017	Q2 2017	Q3 2017
Net Income/(Loss)	$(39,279)	(22,496)	(19,359)	(142,389)	(11,068)	(5,888)	(10,255)
Depreciation and amortization	$9,397	9,654	9,854	9,979	7,493	8,021	8,981
Stock-based compensation	$827	842	(735)	1,273	2,171	2,478	2,350
One-time and non-cash adjustments	$11,756	436	(509)	122,656	(297)	(1,977)	(373)

Adjusted EBITDA	$(14,486)	(6,661)	(3,403)	(1,961)	4,553	9,307	8,397

USD in Thousands	Q4 2017	Q1 2018	Q2 2018	Q3 2018	Q4 2018	Q1 2019
Net Income/(Loss)	$(16,584)	53	3,451	2,585	6,486	29
Depreciation and amortization	$9,196	9,276	9,272	9,460	9,708	9,407
Stock-based compensation	$1,740	3,511	2,410	2,100	1,187	1,445
One-time and non-cash adjustments	$14,764	(170)	(276)	(406)	(165)	(1,838)

Adjusted EBITDA	$17,219	18,835	21,132	20,184	23,489	15,372

Our Operating Fleet

The following table sets forth certain information regarding our Operating Fleet as of the date of this prospectus supplement:

Vessel	Class	Dwt	Year Built
Bittern	Supramax	57,809	2009
Canary	Supramax	57,809	2009
Cape Town Eagle	Ultramax	64,000	2015
Cardinal	Supramax	55,362	2004
Crane	Supramax	57,809	2010
Crested Eagle	Supramax	55,989	2009
Crowned Eagle	Supramax	55,940	2008
Egret Bulker	Supramax	57,809	2010
Fairfield Eagle	Ultramax	63,301	2013
Gannet Bulker	Supramax	57,809	2010
Golden Eagle	Supramax	55,989	2010
Goldeneye	Supramax	52,421	2002
Grebe Bulker	Supramax	57,809	2010
Greenwich Eagle	Ultramax	63,301	2013
Groton Eagle	Ultramax	63,301	2013
Hamburg Eagle	Ultramax	63,334	2014
Hawk I	Supramax	50,296	2001
Ibis Bulker	Supramax	57,809	2010
Imperial Eagle	Supramax	55,989	2010
Jaeger	Supramax	52,483	2004
Jay	Supramax	57,809	2010
Kestrel I(1)	Supramax	50,351	2004
Kingfisher	Supramax	57,809	2010
Madison Eagle	Ultramax	63,301	2013
Martin	Supramax	57,809	2010
Mystic Eagle	Ultramax	63,301	2013

Vessel	Class	Dwt	Year Built
New London Eagle	Ultramax	63,140	2015
Nighthawk	Supramax	57,809	2011
Oriole	Supramax	57,809	2011
Osprey I	Supramax	50,206	2002
Owl	Supramax	57,809	2011
Petrel Bulker	Supramax	57,809	2011
Puffin Bulker	Supramax	57,809	2011
Roadrunner Bulker	Supramax	57,809	2011
Rowayton Eagle	Ultramax	63,301	2013
Sandpiper Bulker	Supramax	57,809	2011
Shrike	Supramax	53,343	2003
Singapore Eagle	Ultramax	63,386	2017
Skua	Supramax	53,350	2003
Southport Eagle	Ultramax	63,301	2013
Stamford Eagle	Ultramax	61,530	2016
Stellar Eagle	Supramax	55,989	2009
Stonington Eagle	Ultramax	63,301	2012
Tern	Supramax	50,209	2003
Westport Eagle	Ultramax	63,344	2015

(1)	On July 18, 2019, we signed a memorandum of agreement to sell this vessel which is expected to be delivered to the buyers in the third quarter of 2019.

Our Acquisition Vessels

The following table sets forth certain information regarding our Acquisition Vessels as of the date of this prospectus supplement:

Vessel	Class	Dwt (approximate)	Year Built
Acquisition Vessel #1	Ultramax	64,000	2016
Acquisition Vessel #2	Ultramax	64,000	2016
Acquisition Vessel #3	Ultramax	64,000	2015
Acquisition Vessel #4	Ultramax	64,000	2015
Acquisition Vessel #5	Ultramax	64,000	2015
Acquisition Vessel #6	Ultramax	64,000	2015

Employment of Our Fleet

We use a variety of commercial strategies to employ our vessels, including time charter-out, voyage chartering, vessel and cargo arbitrage and time charter-in. We employ our fleet opportunistically in an effort to maximize earnings. We enter into charters and are continuously developing contractual relationships directly with cargo interests. These relationships and the related cargo contracts have the dual benefit of providing greater operational efficiencies and act as a balance to our naturally long position to the market. Notwithstanding the focus on voyage chartering, we consistently monitor the drybulk shipping market and, based on market conditions, will consider entering into long-term time charters when appropriate.

Our vessels operate worldwide within the trading limits imposed by governmental economic sanctions regimes and insurance terms and do not operate in countries or territories that are subject to United States, EU, United Kingdom or United Nations comprehensive country-wide or territory-wide sanctions.

Management of Our Fleet

We perform the commercial and strategic management of our operating fleet through our indirectly wholly-owned subsidiary, Eagle Bulk Management LLC, a Marshall Islands limited liability company, which maintains its principal executive offices in Stamford, Connecticut and maintain subsidiaries in Hamburg, Germany and Singapore. We have also established an in-house technical management function to perform day-to-day operations and maintenance of our vessels.

Business Strategy

Our vision is to be the leading integrated drybulk shipowner-operator through consistent outperformance and sustainable growth. We plan to achieve our vision by:

•

Focusing on the most attractive drybulk vessel segment. We focus on owning and operating vessels within the mid-size Supramax and Ultramax segment. We consider this vessel segment to be the most versatile amongst the various drybulk asset classes due to the size and specifications of Supramax and Ultramax ships. With a dwt size ranging from 50,000 to 65,000 metric tons and a length of approximately 200 meters, Supramax and Ultramax vessels are able to accommodate large cargo quantities, but call on the majority of ports around the globe. In addition, these vessels are equipped with onboard cranes and grabs, giving them the capability to load and discharge cargoes without the need for shore-based port equipment/infrastructure. We believe the versatility and flexibility of Supramax and Ultramax vessels provide for improved risk-adjusted returns.

•

Employing an active management strategy for fleet trading. We employ an active management strategy for fleet employment with the objective of optimizing revenue performance and maximizing earnings on a risk managed basis. Through the execution of various commercial strategies employed across our global trading desks in the United States, Europe, and Asia, the Company has been able to achieve improved results and outperform the relevant market index on a consistent basis.

•

Executing on fleet renewal and growth. Since 2016, we have executed on a fleet renewal program with a total of 27 vessel sales (excluding the Kestrel I, which we recently agreed to sell) and purchases as of the date of this prospectus supplement. We have acquired 14 modern Ultramaxes and sold 13 of our older and less efficient Supramaxes. We believe that these transactions have led to an improvement in the makeup and earnings generation ability of our fleet, as well as maintain our average age of our fleet.

•

Performing technical management in-house. We perform all technical management services relating to vessel maintenance, vessel repairs and crewing. We believe maintaining technical management in-house allows us to better optimize operating costs and vessel performance.

•

Implementing a prudent approach to balance sheet management. We believe the long-term success of the Company is contingent on maintaining a prudent approach to balance sheet management, including working capital optimization, moderate leverage, diversifying capital sources, lowering cost of capital, limiting interest rate exposure, and optimizing debt profile/tenor.

•

Upholding strong corporate governance. In order to ensure full alignment with our shareholders, we place a great deal of emphasis on maintaining strong corporate governance. Our corporate governance structure includes having a board of directors, which is comprised of independent directors with the sole exception of our CEO, having an independent Chairman of the Board, and having a related person transaction approval policy. We believe good corporate governance encourages accountability and transparency, and promotes good decision-making. Our corporate governance has been recognized as one of the strongest in the industry.

•

Enacting Corporate Social Responsibility (“CSR”). The business decisions we make daily onboard our ships and by our shoreside team are guided by our focus on the health and safety of our crew, our ships, and the environment. We are mindful to conduct ourselves as a responsible business, intent on encouraging accountability and transparency while promoting good decision-making.

•	Abiding by our values.

•	PASSION for excellence drives us

•	EMPOWERMENT of our people leads to better results

•	INTEGRITY defines our culture

•	RESPONSIBILITY to safety underpins every decision

•	FORWARD THINKING takes us to a more successful tomorrow

CORPORATE INFORMATION

Our principal executive offices are located at 300 First Stamford Place, 5th Floor, Stamford, Connecticut 06902 and our telephone number at that address is +1 (203) 276-8100. Our website is www.eagleships.com. The information contained in or connected to our website is not part of this prospectus supplement.

THE OFFERING

Issuer	Eagle Bulk Shipping Inc., a Marshall Islands corporation.

Shares of Common Stock outstanding as of July 22, 2019	73,155,647

Securities Offered	3,582,880 borrowed shares.

Shares of Common Stock outstanding following this offering	73,155,647

Nasdaq Listing	Our common stock is listed on Nasdaq under the symbol “EGLE.”

Use of Proceeds	The shares offered hereby by the selling shareholders have been borrowed through share lending arrangements with Jefferies, which in turn will borrow the shares from the Initial Lender. The borrowed shares are existing shares that are beneficially owned by the Initial Lender and are ultimately being borrowed by the selling shareholders named herein as set forth in the section entitled “Selling Shareholders.” The Initial Loan will be available beginning on the date of the closing of this offering and ending at the time that the Initial Lender requires the return of the shares under the Initial Loan, which may occur within a standard settlement cycle upon notice to Jefferies (in no event later than 5 business days after such notice). The Initial Share Loans may also be terminated under certain other circumstances specified thereunder.

The selling shareholders may, in order to establish short positions in the shares, sell the Initial Borrowed Shares at various prices from time to time through Jefferies, one of the initial purchasers of our convertible notes, which may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or from purchasers of Initial Borrowed Shares for whom Jefferies may act as agent.

We agreed with Jefferies, one of the initial purchasers of our convertible notes, to file promptly after the date of the original issuance of our convertible notes, and seek to have declared effective no later than 90 days after the date of the original issuance of our convertible notes, a registration statement with respect to 3,582,880 shares of common stock. We also agreed with Jefferies to lend, promptly upon request of JCS, up to 3,582,880 newly-issued shares of common stock to JCS (which loan we refer to as the Replacement Loan) and register for resale the Replacement Borrowed Shares as requested by the initial purchasers of our convertible notes at such time pursuant to such registration statement by certain holders of our convertible notes (as selling shareholders) for a period that will be not less than 30 consecutive trading days immediately following the effectiveness of the registration statement for such shares. The

Replacement Borrowed Shares will be issued and outstanding for all purposes under Marshall Islands law. None of Jefferies, the other initial purchasers of our convertible notes, JCS or us will receive any proceeds of the offering or sale of the Replacement Borrowed Shares, except as described below.

The Replacement Borrowed Shares are expected to be allocated to holders on a pro rata basis or under any other method as determined by us and/or Jefferies in our or its sole discretion. The Replacement Share Loans are expected to be available to holders of notes during a 30-day period following the effectiveness of the registration statement described above, and ending on or about the maturity date of our convertible notes, or, if earlier, on or about the date as of which all of our convertible notes cease to be outstanding as a result of redemption, repurchase, conversion or other acquisition for value (or earlier in certain circumstances). We expect that the borrowers of the Replacement Borrowed Shares will sell such shares and use the resulting short position to replace any hedge position created in connection with the Initial Share Loans. The Borrowers may effect such transactions by selling the Replacement Borrowed Shares at various prices from time to time through Jefferies, which may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or from purchasers of Replacement Borrowed Shares for whom Jefferies may act as agent. We expect that JCS will pay a nominal fee per borrowed share, equal to the par value of our common stock, to us under the Replacement Loan. We can provide no assurances that we will be able to complete the Replacement Share Loans on its expected terms or at all.

See “Use of Proceeds,” “Description of Share Lending Arrangements; Concurrent Offering of Convertible Notes” and “Plan of Distribution.”

Material U.S. Federal Income Tax Considerations	For the U.S. federal income tax consequences of the holding and disposition of our common stock, please see “Item 1. Business—Tax Considerations” in our Annual Report on Form 10-K for the year ended December 31, 2018, incorporated by reference herein.

Concurrent Offering of Convertible Notes	Concurrently with this offering and by means of a private placement to qualified institutional buyers under Rule 144A and/or to non-U.S. persons in offshore transactions under Regulation S, we are offering $100,000,000 aggregate principal amount of convertible notes (plus up to an additional $15,000,000 principal amount pursuant to the initial purchasers’ option to purchase additional notes). See “Description of Share Lending Arrangements; Concurrent Offering of Convertible Notes.”

Risk Factors	Investing in our common stock involves risks. We urge you to carefully consider all of the information described in the section entitled “Risk Factors” beginning on page S-11 of this prospectus supplement and page 6 of the accompanying base prospectus, as well as other information incorporated by reference into this prospectus supplement before deciding whether to invest in our common stock.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment in our common stock, you should carefully consider the risk factors and all of the other information included in this prospectus supplement, the accompanying base prospectus and the documents incorporated into each by reference, including those in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Commission on March 13, 2019, as updated by annual, quarterly and other reports and documents we file with the Commission after the date of this prospectus supplement and that are incorporated by reference herein. Please see the section of this prospectus supplement entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.

Risks Related to Our Operations

World events could affect our operations and financial results.

Past terrorist attacks, as well as the threat of future terrorist attacks around the world, continue to cause uncertainty in the world’s financial markets and may affect our business, operating results and financial condition. Continuing conflicts, instability and other recent developments in the Middle East and elsewhere, including recent events involving vessels in the Strait of Hormuz and off the coast of Gibraltar, and the presence of U.S. or other armed forces in Afghanistan and Syria, may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. Any of these occurrences could have a material adverse impact on our business, financial condition and results of operations.

For additional risks related to our operations, please see “Item 1A. Risk Factors-Industry Specific Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018.

Risks Related to Our Common Stock

The effect of the sale of the borrowed shares in this offering, which sale may be made to facilitate transactions by which investors in our convertible notes may hedge their investments, may be to lower the market price of our common stock.

We have been advised that the selling shareholders intend to sell the borrowed shares and use the resulting short position to establish their initial hedge with respect to their investments in our convertible notes and that the replacement facility will also be used to hedge holders’ positions in our convertible notes. The existence of the share lending arrangements and the short sales of our common stock effected in connection with the sale of our convertible notes could cause the market price of our common stock to be lower over the term of the share lending arrangements than it would have been had we not entered into such arrangements, due to the effect of the increase in the number of our outstanding shares of common stock being traded in the market or otherwise. The market price of our common stock could be further negatively affected by other short sales of our common stock, including other sales by the purchasers of the convertible notes hedging their investment therein.

Future sales, or availability for sale, of common stock by shareholders could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public market, including sales by any selling shareholder or the perception that large sales could occur could depress the market price of our common stock. Such future sales, or perception thereof, could also impact our ability to raise capital through future offerings of equity or equity-linked securities. As of July 22, 2019, we had 73,155,647 shares of common stock issued and outstanding.

Conversion of the convertible notes being offered concurrently or our election to deliver shares to holders of the convertible notes with respect to the principal amount owed at maturity may dilute the ownership interest of existing shareholders.

To the extent we issue common stock upon conversion of the convertible notes, the conversion of some or all of the convertible notes will dilute the ownership interests of existing stockholders. If we elect to deliver shares to holders of convertible notes with respect to the principal amount owed at maturity, the ownership interests of existing stockholders would also be diluted. Any sales in the public market of common stock so issued could adversely affect prevailing market prices of our common stock. In addition, the existence of the convertible notes may encourage short selling by market participants because the conversion of the convertible notes could depress the price of our common stock.

The adjustments by convertible note investors of their hedging positions in our common stock and the expectation thereof may have a negative effect on the market price of our common stock.

The short positions in our common stock resulting from the share lending arrangements and the sale of borrowed shares in this offering are expected to be used to facilitate hedging, including through short sales of our common stock, by investors in the convertible notes. The borrowed shares sold in this offering may be more or less than the number of shares that will be needed from time to time by the convertible notes investors to hedge their exposure under our convertible notes. Any buying or selling of shares of our common stock by the investors in the concurrent note offering to adjust their hedging positions may affect the market price of our common stock.

Servicing our indebtedness requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial indebtedness.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including our convertible notes, or to make cash payments in connection with any conversion of notes depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our indebtedness and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring indebtedness or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations, many of which contain cross-default provisions that would result in default under other debt obligations upon default under one. In addition, if we default under certain of ours or our subsidiaries’ debt obligations, it could result in our convertible notes becoming due and payable prior to maturity.

The existence of our convertible notes and hedging transactions in our common stock related to our convertible notes may impact the trading price of our common stock.

The existence of our convertible notes may encourage short selling by market participants because the conversion of our convertible notes could depress the price of our common stock. The price of our common stock could be affected by possible sales of our common stock by investors who view our convertible notes as a more attractive means of equity participation in us or as a means to engage in hedging or arbitrage trading activity, which we expect to occur involving our shares of common stock. This hedging or arbitrage could, in turn, affect the market price of the common stock.

Furthermore, the existence of the share lending arrangements related to our convertible notes, as described under “Description of Share Lending Arrangements; Concurrent Offering of Convertible Notes,” including the Initial Loan, Initial Share Loans, Replacement Loan and Replacement Share Loans and any short sales of our common stock effected in connection with such loans, could cause the market price of our common stock to be lower over the term of such share lending arrangements than it would have been if there were no such arrangements.

USE OF PROCEEDS

The shares offered hereby by the selling shareholders have been borrowed through share lending arrangements with Jefferies, which will borrow the shares from the Initial Lender. The borrowed shares are existing shares that are beneficially owned by the Initial Lender and are ultimately being borrowed by the selling shareholders named herein as set forth in the section entitled “Selling Shareholders.” The Initial Share Loans will be available beginning on the date of the closing of this offering and ending at the time that the Initial Lender requires the return of the borrowed shares under the Initial Loan, which may occur within a standard settlement cycle upon notice to Jefferies (in no event later than 5 business days after such notice). The Initial Share Loans may also be terminated under certain other circumstances specified thereunder.

We expect that the selling shareholders will sell the borrowed shares and use the resulting short position to hedge their respective investments in our convertible notes. There can be no assurance that any selling shareholder will sell any or all of the common stock offered pursuant to this prospectus supplement, or the timing of any such sales. The selling shareholders will receive all of the proceeds from the sale of the borrowed shares, and neither we nor the Initial Lender will receive any of those proceeds. In consideration for lending their shares under the Initial Loan, the Initial Lender will receive customary fees from Jefferies.

CAPITALIZATION

The following table sets forth our capitalization at March 31, 2019, on an:

•	actual basis; and

•

adjusted basis, giving effect to the concurrent offering of our convertible notes (without giving effect to the initial purchasers’ option to purchase additional convertible notes) and the application of the proceeds therefrom.

You should read the information below in connection with the section of this prospectus supplement entitled “Use of Proceeds” as well as the consolidated financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Commission on March 13, 2019, and our Quarterly Report on Form 10-Q containing our Management Discussion and Analysis of Financial Condition and Results of Operations and unaudited condensed consolidated financial statements and related notes thereto for the three months ended March 31, 2019, filed with the Commission on May 8, 2019, each of which is incorporated by reference herein.

	As of March 31, 2019
In USD	Actual	As adjusted
Cash and Cash Equivalents(1)(5)	$79,998,349	$177,498,349

Current Debt:
Norwegian Bond Debt(2)	8,000,000	8,000,000
Ultraco Debt Facility(3)	20,194,684	20,194,684

Long-Term Debt:
Norwegian Bond Debt(2)	182,817,726	182,817,726
Ultraco Debt Facility(3)	129,903,085	129,903,085
Unsecured Convertible Bonds(4)	—	97,500,000

Total Debt:	340,915,495	438,415,495

Stockholders’ Equity:
Common Stock(5)	713,484	713,484
Additional Paid-In Capital	894,837,912	894,837,912
Accumulated Deficit	(415,347,756)	(415,347,756)

Total Stockholders’ Equity	480,203,640	480,203,640

Total Capitalization:	821,119,135	918,619,135

(1)	Includes restricted cash of $19.3 million.
(2)	At March 31, 2019, Norwegian Bond Debt totaled $196.0 million net of $5.2 million of debt issuance costs. The Company repaid $4.0 million during the second quarter of 2019.
(3)	At March 31, 2019, our Ultraco Debt Facility was $153.4 million net of $3.3 million of debt issuance costs. The Company repaid $5.0 million during the second quarter of 2019.
(4)

Offered concurrently with this offering and by means of a separate offering memorandum, in a private placement to qualified institutional buyers under Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions under Regulation S. The proceeds of $97.5 million are net of issuance costs.

(5)

At March 31, 2019, the Company had 700,000,000 authorized shares of common stock, of which 71,348,411 were issued and outstanding. Additionally, there were 25,000,000 authorized preferred shares, par value $0.01, of which none were issued and outstanding. The Company may issue $3.6 million of shares of its common stock to fund a portion of the purchase price of the Acquisition Vessels.

DESCRIPTION OF SHARE LENDING ARRANGEMENTS; CONCURRENT OFFERING OF CONVERTIBLE NOTES

Up to 3,582,880 of shares of our common stock are being offered hereby by the selling shareholders named herein, who will borrow such shares through share lending arrangements from Jefferies, one of the initial purchasers of our convertible notes, which in turn is borrowing the shares from an entity affiliated with Oaktree Capital Management L.P., or the Initial Lender, one of our shareholders, which, as of the date of this prospectus supplement, owned 27,144,085 shares of our common stock and who is also a purchaser of our convertible notes. We refer to such share loan as the Initial Loan. The borrowed shares pursuant to the Initial Loan, or the Initial Borrowed Shares, have been and will continue to be issued and outstanding for all purposes under Marshall Islands law. None of Jefferies, the other initial purchasers of our convertible notes, us or the Initial Lender will receive any proceeds of the offering or sale of the Initial Borrowed Shares, except as described below.

The Initial Loan will be available beginning on the date of the closing of this offering and ending at the time that the Initial Lender requires the return of the shares under the Initial Loan, which may occur within a standard settlement cycle upon notice to Jefferies (in no event later than 5 business days after such notice). The Initial Loan may also be terminated under certain other circumstances specified thereunder. In consideration for lending its shares under the Initial Loan, the Initial Lender will receive customary fees from Jefferies. We can provide no assurances as to the length of or the number of shares available under the Initial Loan.

The holders of the Initial Borrowed Shares will have the right to vote the shares on all matters submitted to a vote of our shareholders and the right to receive any dividends or other distributions that we may make or pay on our outstanding shares of common stock. The total number of shares that the selling shareholders can borrow under the Initial Share Loans is limited to a maximum of 3,582,880 shares. The selling shareholders may, in order to establish short positions in the shares, sell the Initial Borrowed Shares at various prices from time to time through Jefferies, one of the initial purchasers of our convertible notes, which may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or from purchasers of Initial Borrowed Shares for whom Jefferies may act as agent.

We agreed with Jefferies, one of the initial purchasers of our convertible notes, to file promptly after the date of the original issuance of our convertible notes, and seek to have declared effective no later than 90 days after the date of the original issuance of our convertible notes, a registration statement with respect to 3,582,880 shares of common stock. We also agreed with Jefferies to lend, promptly upon request of Jefferies Capital Services LLC, or JCS, an affiliate of Jefferies, up to 3,582,880 newly-issued shares of common stock to JCS (which loan we refer to as the Replacement Loan) and register for resale, which we refer to as the Replacement Borrowed Shares, as requested by the initial purchasers of our convertible notes at such time pursuant to such registration statement by certain holders of our convertible notes (as selling shareholders) for a period that will be not less than 30 consecutive trading days immediately following the effectiveness of the registration statement for such shares (together, we refer to these as the Replacement Share Borrow Conditions).

The Replacement Borrowed Shares may be offered by means of a prospectus supplement and accompanying prospectus, by the selling shareholders that would be named therein, which will borrow such shares, or the Replacement Borrowed Shares, through share lending arrangements, or the Replacement Share Loans, from Jefferies, one of the initial purchasers of our convertible notes, which will borrow the shares from JCS, an affiliate of Jefferies, which in turn will borrow the shares from us pursuant to the Replacement Loan. The Replacement Borrowed Shares will be issued and outstanding for all purposes under Marshall Islands law. None of Jefferies, the other initial purchasers of our convertible notes, JCS or us will receive any proceeds of the offering or sale of the Replacement Borrowed Shares, except as described below. The Replacement Borrowed Shares are expected to be allocated to holders on a pro rata basis or under any other method as determined by us and/or Jefferies in our or its sole discretion. The Replacement Share Loans are expected to be available to holders of notes during a period following the satisfaction of the Replacement Share Borrow Conditions, and ending on or about the maturity date of our convertible notes, or, if earlier, on or about the date as of which all of our convertible notes cease to be outstanding as a result of redemption, repurchase, conversion or other acquisition for value (or earlier in certain circumstances described below). We refer to such period as the Replacement Loan Availability Period.

The contemplated Replacement Loan will also terminate, and the shares borrowed under such Replacement Share Loans would need to be returned to us, upon the termination of the Replacement Loan Availability Period, as well as under the following circumstances:

•	JCS may terminate all or any portion of a loan at any time; and

•	JCS or we may terminate any or all of the outstanding loans upon a default by the other party under the Replacement Share Loans or the bankruptcy of JCS or us.

The holders of the Replacement Borrowed Shares will have the right to vote the shares on all matters submitted to a vote of our shareholders and the right to receive any dividends or other distributions that we may pay or make on our outstanding shares of common stock. However, under the Replacement Loan we expect JCS:

•	to pay to us an amount equal to cash dividends, if any, that we pay on the shares borrowed under the Replacement Loan;

•	to pay or deliver, as the case may be, to us any other distribution, other than in a liquidation or a reorganization in bankruptcy, that we make on the shares borrowed under the Replacement Loan; and

•	not to vote the shares borrowed under the Replacement Loan on any matter submitted to a vote of our stockholders, except in certain circumstances where such vote is required for quorum purposes.

We expect that the borrowers of the Replacement Borrowed Shares will sell such shares and use the resulting short position to replace any hedge position created in connection with the Initial Share Loans. The borrowers may effect such transactions by selling the Replacement Borrowed Shares at various prices from time to time through Jefferies, which may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or from purchasers of Replacement Borrowed Shares for whom Jefferies may act as agent. We expect that JCS will pay a nominal fee per borrowed share, equal to the par value of our common stock, to us under the Replacement Loan.

The existence of the Initial Loan, Initial Share Loans, Replacement Loan and Replacement Share Loans and any short sales of our common stock effected in connection with the entry into, or maintenance of, hedge positions of holders of notes, could cause the market price of our common stock to be lower over the term of the share lending arrangements than it would have been if there were no such arrangements. However, we have determined that these loans will be in our best interests as a means to facilitate the offer and sale of our convertible notes pursuant on terms more favorable to us than we could have otherwise obtained.

SELLING SHAREHOLDERS

3,582,880 shares of our common stock previously registered to the Initial Lender will be transferred to the selling shareholders in such amounts described below through the share lending arrangements described herein. The selling shareholders are offering an aggregate of up to 3,582,880. The selling shareholders will borrow such shares through share lending arrangements with Jefferies, which will in turn will borrow the shares from the Initial Lender. The borrowed shares are existing shares beneficially owned by the Initial Lender and are ultimately being borrowed by the selling shareholders named herein as set forth below. Based solely upon information furnished to us by the selling shareholders, the following table sets forth information with respect to the beneficial ownership of our common stock held as of the date of this prospectus by the selling shareholders. The table below assumes that all the shares being offered by the selling shareholders pursuant to this prospectus supplement are ultimately sold pursuant to this prospectus supplement. The selling shareholders may sell some, all or none of their shares covered by this prospectus supplement.

Selling Shareholders	Shares Owned Prior to the Offering	Percentage of Class Owned Prior to the Offering	Total Shares Offered Hereby	Shares Owned Following the Offering	Percentage of Class Owned Following the Offering
Basso Omni Trading Fund Ltd.(1)	178,253	0.24%	178,253	0	0.00%
Daiwa America Strategic Advisors Corporation(2)	133,689	0.18%	133,689	0	0.00%
Graham Credit Opportunities Ltd.(3)	43,449	0.06%	43,449	0	0.00%
Graham Macro Strategic Ltd.(4)	625,000	0.85%	625,000	0	0.00%
Linden Capital L.P.(5)	623,885	0.85%	623,885	0	0.00%
LMR Master Fund Limited(6)	311,942	0.42%	311,942	0	0.00%
Blackwell Partners LLC – Series B(7)	59,417	0.08%	59,417	0	0.00%
LMAP Kappa Limited(8)	59,417	0.08%	59,417	0	0.00%
Silverback Opportunistic Credit Master Fund Limited(9)	59,417	0.08%	59,417	0	0.00%
Quantum Partners LP(10)	311,942	0.42%	311,942	0	0.00%
1992 Tactical Credit Master Fund, L.P.(11)	623,885	0.85%	623,885	0	0.00%
QVT Family Office Fund LP(12)	552,584	0.75%	552,584	0	0.00%

(1)

Basso Capital Management, L.P. (“Basso”) is the Investment Manager to Basso Omni Trading Fund Ltd. (the “Fund”). Dwight Nelson is a managing member of Basso GP LLC, the General Partner of Basso. Mr. Nelson has ultimate responsibility for trading with respect to the Fund. The address of the Fund is 1266 East Main St., Stamford, CT 06902.

(2)

Daiwa Capital Markets America Holdings Inc., a Delaware corporation, owns 100% of the equity of Daiwa American Strategic Advisors Corporation. It is a Controlling Entity of Daiwa American Strategic Advisors Corporation. Daiwa International Holdings Inc., a Japanese corporation, owns 100% of the equity of Daiwa Capital Markets American Holdings Inc. It is a Controlling Entity of Daiwa Capital Markets America Holdings Inc. and Daiwa America Strategic Advisors Corporation. Daiwa Securities Group Inc., a Japanese corporation listed on the first section of the Japan Stock Exchange and which is publicly owned, owns 100% of the equity of Daiwa International Holdings Inc. It is the ultimate Controlling Entity of the corporations described above.

(3)	Graham Capital Management, L.P. (“GCM”) is the sole director of Graham Credit Opportunities Ltd. KGT Inc. is the general partner of GCM. Kenneth G. Tropin is the sole shareholder of KGT Inc.
(4)	Graham Capital Management, L.P. (“GCM”) is the sole director of Graham Macro Strategic Ltd. KGT Inc. is the general partner of GCM. Kenneth G. Tropin is the sole shareholder of KGT Inc.

(5)

The shares directly held by Linden Capital L.P. are indirectly held by Linden Advisors LP (the investment manager of Linden Capital L.P.), Linden GP LLC (the general partner of Linden Capital L.P.), and Mr. Siu Min (Joe) Wong (the principle owner and the controlling person of Linden Advisors LP and Linden GP LLC). Linden Capital L.P., Linden Advisors LP, Linden GP LLC and Mr. Wong share voting and dispositive power with respect to the shares held by Linden Capital L.P.

(6)

LMR Partners LLP is investment manager of LMR Master Fund Limited and, as such, has dispositive power over the Company’s common shares as part of its investment discretion. The natural person who has dispositive power over the Company’s common shares, including the Borrowed Shares, is the portfolio manager in respect of the strategy, Vincent Olekhnovitch. The overall investment manager of LMR Master Fund limited is Ben Levine.

(7)	Elliot Bossen is the sole shareholder of Silverback Asset Management, and therefore has sole or shared voting or dispositive power over the Company’s common shares, including the Borrowed Shares.
(8)	Elliot Bossen is the sole shareholder of Silverback Asset Management, and therefore has sole or shared voting or dispositive power over the Company’s common shares, including the Borrowed Shares.
(9)	Elliot Bossen is the sole shareholder of Silverback Asset Management, and therefore has sole or shared voting or dispositive power over the Company’s common shares, including the Borrowed Shares.
(10)

This statement relates to shares held for the account of Quantum Partners LP, a Cayman Islands exempted limited partnership (“Quantum Partners”). Soros Fund Management LLC (“SFM LLC”) serves as investment manager to Quantum Partners. As such, SFM LLC has been granted investment discretion over portfolio investments, including the shares, held for the account of Quantum Partners. As of the date hereof, George Soros is the Chairman of SFM LLC and has sole discretion to replace FPR Manager LLC, the Manager of SFM LLC.

(11)

Consists of convertible bonds convertible into 623,607 shares of common stock held by 1992 Tactical Credit Master Fund, L.P. (“Tactical Fund”). The Tactical Fund disclaims beneficial ownership of the shares held by them. Highbridge Capital Management, LLC (“HCM”) is the trading manager of the Tactical Fund. The address of HCM is 40 West 57th Street, 32nd Floor, New York, NY 10019 and the address of the Tactical Fund is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands.

(12)

QVT Financial LP is the investment manager for QVT Family Office Fund LP (the “Fund”), and as such may be deemed to beneficially own the Common Shares held by the Fund. QVT Financial LP has the power to direct the vote and disposition of securities held by the Fund. QVT Financial GP LLC is the general partner of QVT Financial LP, and as such may be deemed to beneficially own the Common Shares beneficially owned by QVT Financial LP. QVT Associates GP LLC, as general partner of the Fund, may also be deemed to beneficially own the Common Shares held by the Fund.

Daniel Gold, Nicholas Brumm, Arthur Chu and Tracy Fu are the managing members of QVT Financial GP LLC and QVT Associates GP LLC. Messrs. Gold, Brumm, Chu and Fu disclaim beneficial ownership of the Common Shares held by the Fund.

PLAN OF DISTRIBUTION

The borrowed shares being offered pursuant to this prospectus supplement and the accompanying prospectus will be borrowed by the selling shareholders named herein through share lending arrangements with Jefferies, one of the initial purchasers of our concurrent private placement of our convertible notes, which in turn will borrow the shares from the Initial Lender. The borrowed shares are existing shares beneficially owned by the Initial Lender and are ultimately being borrowed by the selling shareholders. The Initial Share Loans will be available beginning on the date of the closing of this offering and ending at the time that the Initial Lender requires the return of the borrowed shares under the Initial Loan, which may occur within a standard settlement cycle upon notice to Jefferies (in no event less than 5 business days after such notice). The Initial Share Loans may also be terminated under certain other circumstances specified thereunder.

The selling shareholders may, in order to establish short positions in the shares, sell the Initial Borrowed Shares at various prices from time to time through Jefferies, one of the initial purchasers of our convertible notes, which may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or from purchasers of Initial Borrowed Shares for whom Jefferies may act as agent. There can be no assurance that any selling shareholder will sell any or all of the shares of common stock offered pursuant to this prospectus supplement, or the timing of any such sales.

The selling shareholders may sell the shares of our common stock included in this prospectus through Jefferies, in privately negotiated transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, the selling shareholders may sell, through Jefferies, shares of our common stock included in this prospectus through:

•	block trades in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

None of Jefferies, the Initial Lender or us will receive any proceeds of the offering or sale of the borrowed shares. However, Jefferies has agreed to pay a fee to the Initial Lender in respect of the borrowed shares. In addition, Jefferies may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or from purchasers of borrowed shares for whom it may act as agent and will receive a fee in exchange for lending the borrowed shares.

We agreed with Jefferies, one of the initial purchasers of our concurrent private placement of our convertible notes, to file promptly after the date of the original issuance of our convertible notes, and seek to have declared effective no later than 90 days after the date of the original issuance of our convertible notes, a registration statement with respect to 3,582,880 shares of common stock. We also agreed with Jefferies to lend, promptly upon request of Jefferies Capital Services, LLC, or JCS, an affiliate of Jefferies, up to 3,582,880 newly-issued shares of common stock to JCS (which loan we refer to as the Replacement Loan) and register for resale the Replacement Borrowed Shares as requested by the initial purchasers in our concurrent private placement of our convertible notes at such time pursuant to such registration statement by certain holders of our convertible notes (as selling shareholders) for a period that will be not less than 30 consecutive trading days immediately following the effectiveness of the registration statement for such shares. The Replacement Borrowed Shares will be issued and outstanding for all purposes under Marshall Islands law. None of Jefferies, the other initial purchasers of our convertible notes, JCS or us will receive any proceeds of the offering or sale of the Replacement Borrowed Shares, except as described below. We can provide no assurances that we will be able to complete the Replacement Share Loans on its expected terms or at all.

We expect that the borrowers of the Replacement Borrowed Shares will sell such shares and use the resulting short position to replace any hedge position created in connection with the Initial Share Loans. The borrowers may effect such transactions by selling the Replacement Borrowed Shares at various prices from time to time through Jefferies, which may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or from purchasers of Replacement Borrowed Shares for whom Jefferies may act as agent. We expect that JCS will pay a nominal fee per borrowed share, equal to the par value of our common stock, to us under the Replacement Loan.

The selling shareholders and any broker-dealers or other persons acting on our behalf or on the behalf of the selling shareholders that participate with the selling shareholders in the distribution of the securities may be deemed to be underwriters, and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. As a result, we have informed the selling shareholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the selling shareholders in the market. The selling shareholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of shares of our common stock against certain liabilities, including liabilities arising under the Securities Act.

We will bear the registration costs relating to the securities offered and sold by the selling shareholders under this Registration Statement.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

Commission Registration Fee	$	*
Printing and Engraving Expenses		$5,000
Legal Fees and Expenses		$30,000
Accountants’ Fees and Expenses		$10,000
Miscellaneous Costs		$5,000

Total		$50,000

*	Previously paid

LEGAL MATTERS

The validity of the common stock offered hereby and other matters relating to Marshall Islands and United States law will be passed upon for us by Seward & Kissel LLP, One Battery Park Plaza, New York, New York 10004.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and the effectiveness of Eagle Bulk Shipping Inc.’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given on their authority as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement on Form S-3 (Registration No. 333-217180) relating to the securities offered by this prospectus supplement with the Commission. This prospectus supplement and the accompanying base prospectus are parts of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website (http://www.eagleships.com). The information on our website, however, is not, and should not be deemed to be, a part of this prospectus supplement or the accompanying base prospectus.

Information Incorporated By Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus supplement and will automatically update and supersede previously filed information, including information contained in this document.

We hereby incorporate by reference the documents listed below and certain future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Exchange Act:

•

Our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Commission on March 13, 2019, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the Commission on May 8, 2019;

•	Our “Description of Capital Stock” contained in our registration statement on Form 8-A (File No. 000-51366), filed with the Commission on June 20, 2005; and

•	Our Current Reports on Form 8-K, filed with the Commission on January 31, 2019, June 7, 2019 and July 24, 2019.

We are also incorporating by reference all subsequent annual reports on Form 10-K that we file with the Commission and certain current reports on Form 8-K that we will furnish to the Commission after the date of this prospectus supplement (if they state that they are incorporated by reference into this prospectus supplement) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus supplement has been terminated. In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying base prospectus.

We have authorized only the information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized any other person to provide you with different information. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated or incorporate by reference into this prospectus supplement by writing or telephoning us at the following address:

Eagle Bulk Shipping Inc.

300 First Stamford Place, 5th Floor

Stamford, Connecticut 06902

+1 (203) 276-8100

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Republic of the Marshall Islands. Certain of our directors, and officers reside outside the United States. In addition, a substantial portion of our assets and the assets of such directors and officers are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

PROSPECTUS

$750,000,000

Common Stock, Preferred Stock,

Warrants, Purchase Contracts, Rights and Units

offered by Eagle Bulk Shipping Inc.

and

34,277,369 shares of Common Stock

537 Warrants,

up to 537 shares of Common Stock issuable upon exercise of the Warrants offered by Selling Shareholders

and up to 537 shares of Common Stock issuable upon exercise of the Warrants offered by Eagle Bulk Shipping Inc.

EAGLE BULK SHIPPING INC.

Through this prospectus, we may periodically offer:

(1)	common stock;

(2)	preferred stock;

(3)	warrants;

(4)	purchase contracts;

(5)	rights; and

(6)	units.

We may offer and sell, from time to time in one or more offerings, the securities issued under this prospectus that have an aggregate offering price up to $750,000,000. The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

In addition, this prospectus covers the resale by certain selling shareholders identified in this prospectus of up to an aggregate of 34,277,369 shares of our common stock, as well as up to 537 outstanding warrants and 537 shares of our common stock issuable upon the exercise of the outstanding warrants. The selling shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or warrants on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. We will not receive any proceeds from the sale of the common stock or warrants by the selling shareholders. See “Plan of Distribution” for additional information. In addition, we may offer and sell up to 537 shares of our common stock from time to time upon the exercise of warrants acquired by persons under this prospectus from the selling shareholders identified in this prospectus. We will receive the proceeds from the sale of such common stock.

Our common stock is currently listed on the Nasdaq Global Select Market under the symbol “EGLE.” On May 17, 2017, the closing sales price for our common stock as reported by the Nasdaq Global Select Market was $4.75 per share.

An investment in these securities involves a high degree of risk. See the section entitled “Risk Factors” on page 6 of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 25, 2017.

Unless otherwise indicated, all dollar references in this prospectus are to U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell any combination of the common stock, preferred stock, warrants, purchase contracts, rights and units described in this prospectus in one or more offerings up to a total dollar amount of $750,000,000. The prospectus also relates to 34,277,369 shares of our common stock, as well as 537 outstanding warrants and 537 shares of our common stock issuable upon the exercise of such warrants, which the selling shareholders named in this prospectus may sell from time to time. We will not receive any of the proceeds from sales by the selling shareholders. We have agreed to pay the expenses incurred in registering these shares and warrants, including legal and accounting fees.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. You should read this prospectus together with the additional information described under the heading “Where You Can Find More Information.” You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide you. We have not, and the selling shareholders have not, authorized anyone to provide you with information different from that contained in this prospectus and neither we nor any selling shareholder take any responsibility for any other information that others may give you. You should not assume that the information contained in this prospectus, any prospectus supplement, any document incorporated by reference or any free writing prospectus is accurate as of any date other than the date mentioned on the cover page of these documents.

This prospectus and any accompanying prospectus supplement or free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying prospectus supplement or free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

i

PROSPECTUS SUMMARY

This section summarizes some of the information that is contained later in this prospectus or in other documents incorporated by reference into this prospectus. You should carefully read all of the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, including the “Risk Factors” and our financial statements and related notes contained herein and therein, before making an investment decision. In this prospectus, all references to “we,” “our,” “us” and the “Company” shall refer to Eagle Bulk Shipping Inc. and, unless the context requires otherwise, its consolidated subsidiaries.

Our Company

We are Eagle Bulk Shipping Inc., a Marshall Islands corporation incorporated on March 23, 2005 and headquartered in Stamford, Connecticut. We own one of the largest fleets of Supramax/Ultramax dry bulk vessels in the world. Supramax dry bulk are vessels which are constructed with on-board cranes, ranging in size from approximately 50,000 to 59,000 “dwt” and Ultramax dry bulk vessels range in size from 60,000 to 65,000 dwt. They are considered a sub-category of the Handymax segment; typically defined as 40,000 to 65,000 dwt. We transport a broad range of major and minor bulk cargoes, including but not limited to coal, grain, ore, petcoke, cement and fertilizer, along worldwide shipping routes. As of March 31, 2017, we owned and operated a modern fleet of 41 Handymax dry bulk vessels. We chartered-in a 37,000 dwt newbuilding Japanese vessel that was delivered in October 2014 for seven years with an option for one additional year. On April 3, 2017, we signed an agreement to cancel this existing time chartered-in contract, and, at the same time, we entered into an agreement to charter in a 61,400 dwt, 2013 built Japanese vessel for approximately four years (having the same redelivery dates as the aforementioned cancelled charter) with options for two additional years.

We are focused on maintaining a high quality fleet that is concentrated primarily in Supramax/Ultramax dry bulk carriers. These vessels have the cargo loading and unloading flexibility of on-board cranes while offering cargo carrying capacities approaching that of Panamax dry bulk vessels, which range in size from 72,000 to 83,000 dwt and rely on port facilities to load and offload their cargoes. We believe that the cargo handling flexibility and cargo carrying capacity of the Supramax/Ultramax class vessels make them attractive to cargo interests and vessel charterers. The Company’s owned operating fleet consisted of 41 dry bulk vessels, with an aggregate carrying capacity of 2,269,062 dwt, have an average age of 8.9 years as of March 31, 2017.

We carry out the commercial and strategic management of our fleet through our indirectly wholly-owned subsidiary, Eagle Shipping International (USA) LLC, a Marshall Islands limited liability company, which maintains its principal executive offices in Stamford, Connecticut. We own each of our vessels through a separate wholly-owned Marshall Islands limited liability company.

On February 28, 2017, Eagle Bulk Ultraco LLC, a wholly-owned subsidiary of the Company, entered into a framework agreement with Greenship Bulk Manager Pte. Ltd., as Trustee-Manager of Greenship Bulk Trust, a Norwegian OTC-listed entity, for the purchase of nine modern sister vessels built between 2012 and 2015, or collectively, the Newly Acquired Vessels. The aggregate purchase price for the Newly Acquired Vessels is $153.0 million. The allocated purchase price for each Newly Acquired Vessel is $17.0 million. The Company paid a deposit of $10.3 million in the first quarter of 2017 for the purchase of the first six Newly Acquired Vessels. The Company took delivery of two Newly Acquired Vessels, Mystic Eagle and Singapore Eagle, and the remaining Newly Acquired Vessels are expected to be delivered charter free between May 2017 to September 2017.

We maintain our principal executive offices at 300 First Stamford Place, 5th Floor, Stamford, Connecticut 06902. Our telephone number at that address is (203) 276–8100. Our website address is www.eagleships.com. Information contained on our website does not constitute part of this prospectus.

Our Fleet

Our vessels are flagged in the Marshall Islands. Our vessels are all employed on time and voyage charters. We have employed all of our vessels in our operating fleet on time and voyage charters. The following table represents certain information about our revenue earning charters with respect to our operating fleet as of March 31, 2017:

Vessel	Year Built	Dwt	Charter Expiration	Daily Charter Hire Rate
Avocet	2010	53,462	Apr 2017	$8,000
Bittern	2009	57,809	May 2017	$10,000
Canary	2009	57,809	Apr 2017	$8,550
Cardinal	2004	55,362	May 2017	$13,000
Condor	2001	50,296	Apr 2017	Voyage
Crane	2010	57,809	May 2017	Voyage
Crested Eagle	2009	55,989	Jun 2017	$4,600	(1)
Crowned Eagle	2008	55,940	Apr 2017	$9,800
Egret Bulker	2010	57,809	May 2017	$13,000
Gannet Bulker	2010	57,809	May 2017	Voyage
Golden Eagle	2010	55,989	Jun 2017	$4,600	(2)
Goldeneye	2002	52,421	May 2017	$7,650
Grebe Bulker	2010	57,809	Apr 2017	$10,000
Hawk I	2001	50,296	May 2017	Voyage
Ibis Bulker	2010	57,775	May 2017	$8,000
Imperial Eagle	2010	55,989	Apr 2017	$10,500
Jaeger	2004	52,248	May 2017	Voyage
Jay	2010	57,802	Jul 2017	$10,500
Kestrel I	2004	50,326	Undergoing repairs		(7)
Kingfisher	2010	57,776	Apr 2017	Voyage
Martin	2010	57,809	May 2017	Voyage
Merlin	2001	50,296	May 2017	$11,500
Nighthawk	2011	57,809	May 2017	Voyage
Oriole	2011	57,809	Apr 2017	Voyage
Osprey I	2002	50,206	Apr 2017	$10,500
Owl	2011	57,809	May 2017	$11,500
Petrel Bulker	2011	57,809	May 2017	Voyage
Puffin Bulker	2011	57,809	Jun 2017	Voyage
Roadrunner Bulker	2011	57,809	Apr 2017	$600	(3)
Sandpiper Bulker	2011	57,809	Apr 2017	Voyage
Singapore Eagle	2017	61,530	Apr 2017	Voyage
Shrike	2003	53,343	May 2017	$13,000
Skua	2003	53,350	Apr 2017	$8,950
Sparrow	2000	48,225	Awaiting sale		(4)
Stamford Eagle	2016	61,530	Jun 2017	$14,250
Stellar Eagle	2009	55,989	Apr 2017	Voyage
Tern	2003	50,200	Apr 2017	$8,850
Thrasher	2010	53,360	Jun 2017	$4,250	(5)
Thrush	2011	53,297	Apr 2017	$7,000	(6)
Woodstar	2008	53,390	Apr 2017	Voyage
Wren	2008	53,349	Apr 2017	$9,100

(1)	The vessel is contracted to continue the existing time charter at an increased charter rate of $8,750 after May 29, 2017.
(2)	The vessel is contracted to continue the existing time charter at an increased charter rate of $8,750 after May 27, 2017.
(3)	The vessel is contracted to continue the existing time charter at an increased charter rate of $6,500 after April 11, 2017.
(4)

On March 15, 2017, the Company signed a memorandum of agreement to sell the vessel Sparrow for $4.8 million after brokerage commissions and associated selling expenses. The vessel was delivered to the buyers in the second quarter of 2017. The Company will record a gain of $1.8 million in the second quarter of 2017.

(5)	The vessel is contracted to continue the existing time charter at an increased charter rate of $8,850 after June 2, 2017.
(6)	The vessel is contracted to continue the existing time charter at an increased charter rate of $9,000 after April 5, 2017.
(7)	The vessel is undergoing emergency repairs after a grounding incident from March 8, 2017 and is expected to be in service from June 1, 2017.

THE OFFERING

Issuer	Eagle Bulk Shipping Inc.

Selling shareholders	As part of the Company’s voluntary prepackaged case under chapter 11 of title 11 of the United States Bankruptcy Code, or the Bankruptcy Code, in the United States Bankruptcy Court for the Southern District of New York, or the Court, certain holders of our outstanding common stock and warrants received shares of the Company’s common stock and warrants exercisable for shares of our common stock, or the Existing Warrants, which were both issued on October 15, 2014, or the Effective Date, as part of the prepackaged plan of reorganization filed with the Court, or the Plan, in a transaction exempt from registration under the Securities Act of 1933, as amended, or the Securities Act, pursuant to the exemption for transactions by an issuer pursuant to a plan of reorganization under the Bankruptcy Code under Section 1145 thereof. In addition, our selling shareholders obtained shares of our common stock, including from their entry into (i) the second lien loan agreement, dated March 30, 2016, (ii) a private placement agreement, dated July 1, 2016, and (iii) a private placement agreement, dated December 13, 2016. Please see “Selling Shareholders.”

Securities offered

Primary Offering:	We may use this prospectus to offer up to $750,000,000 of:

•	common stock;

•	preferred stock;

•	warrants;

•	purchase contracts;

•	rights;

•	and units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

In addition, in the event of the sale of any Existing Warrants by selling shareholders hereunder as described below, we may issue shares of common stock to the purchasers of such Existing Warrants when and if such Existing Warrants are exercised by such purchasers.

Secondary Offering	The selling shareholders may offer:

Up to an aggregate of 34,277,906 shares of our common stock, including up to 537 shares of common stock issuable upon exercise of the Existing Warrants, or the Warrant Shares.

Up to an aggregate of 537 the Existing Warrants, which are exercisable for 537 shares of common stock.

Use of proceeds

Primary Offering:	Unless we specify otherwise in any prospectus supplement, we intend to use the net proceeds from the sale of securities offered by this prospectus to make vessel acquisitions and for capital expenditures, repayment of indebtedness, working capital, and general corporate purposes.

Secondary Offering:	We will not receive any of the proceeds from the sale or other disposition of the shares of common stock, including the Warrant Shares, or the Existing Warrants offered pursuant to this prospectus.

Existing Warrants to be offered by the Selling Shareholders	Each Existing Warrant is exercisable for one share of common stock at an exercise price of $556.40 per share (subject to adjustment as set forth in the Warrant Agreement (as defined herein)). Unexercised Existing Warrants expire on October 15, 2021.

Registration Rights Agreement	On the Effective Date, and in accordance with the Plan, the Company and certain of its shareholders entered into a registration rights agreement. The registration rights agreement provided the shareholders party thereto with demand and piggyback registration rights with respect to certain securities of the Company held by them, subject to the requirement that such securities qualify as Registrable Securities, as defined therein. On May 13, 2016, the Company entered into an Amended and Restated Registration Rights Agreement, or the A&R Registration Rights Agreement, with Oaktree Capital Management, L.P. and GoldenTree Asset Management LP (and their respective affiliates), which the A&R Registration Rights Agreement provides them, among other things, demand and piggyback registration rights with respect to certain securities of the Company held by them, subject to the requirement that such securities qualify as Registrable Securities, as defined therein.

Listing	Our shares of common stock are listed on the Nasdaq Global Select Market, or NASDAQ, under the symbol “EGLE.”

Risk Factors	You should consider carefully all of the information that is contained or incorporated by reference in this prospectus and, in particular, you should evaluate the risks described under “Risk Factors.”

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these securities that we or the selling shareholders, as applicable, may offer and may describe certain risks associated with an investment in the securities. Terms used in any such prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

RISK FACTORS

An investment in our securities involves risks. You should consider carefully the risk factors and other information included in, or incorporated by reference into, this prospectus and any applicable prospectus supplement in evaluating an investment in our securities. We hereby incorporate by reference into this prospectus the risk factors included in Item 1A. “Risk Factors” in our Annual Report on Form 10-K filed with the Commission on March 31, 2017, or the 2016 10- K, and all other risk factors contained in any other documents that are incorporated by reference into this prospectus or any prospectus supplement. This prospectus also contains forward-looking statements that involve risks and uncertainties. If any of these risks occur, our business, financial condition or results of operation could be adversely affected. Please read “Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors.

The warrants are a risky investment, and may expire as worthless.

The Existing Warrants are exercisable only until the seventh (7th) anniversary of the date of issuance, or October 15, 2021. In the event our common stock price is not greater than the exercise price of the Existing Warrants during the period when the Warrants are exercisable, you will likely not be able to recover the value of your investment in the Existing Warrants. In addition, if our common stock price remains below the exercise price of the Existing Warrants, the Existing Warrants may not have any value and may expire without being exercised, in which case you would lose your entire investment. There can be no assurance that the market price of our common stock will exceed the exercise price during the exercise period of the Existing Warrants.

There is no established trading market for the Existing Warrants and, as a result, you may not be able to sell them at the particular time you select, at the price that you originally paid or at all.

There is no established trading market for the Existing Warrants. Moreover, we do not intend to apply to have the Existing Warrants listed on any securities exchange or included in any automated quotation system. As a result, we cannot assure you that you will be able to sell any Existing Warrants at the particular time you select, at the price that you originally paid or at all. We also cannot assure you as to the liquidity of any market that may develop for the Existing Warrants. Future trading prices and the liquidity of any market for the Existing Warrants, to the extent such a market ever develops, will depend on many factors, including:

•	our financial condition and results of operations;

•	the interest of securities dealers in making a market for the Existing Warrants; and

•	the market for similar securities.

Holders of the Existing Warrants will have no rights as shareholders until they acquire our common stock.

Until you acquire shares of our common stock upon exercise of your Existing Warrants, you will have no rights with respect to our common stock, including rights to dividend payments or payments upon the liquidation, dissolution or winding up of the Company, voting rights or the right to respond to tender offers. Upon exercise of your Existing Warrants, you will be entitled to exercise the rights of a common shareholder only as to matters for which the record date occurs after the exercise date.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbor provided for under these sections. These statements may include words such as “believe,” “estimate,” “project,” “intend,” “expect,” “plan,” “anticipate,” and similar expressions in connection with any discussion of the timing or nature of future operating or financial performance or other events. Forward-looking statements reflect management’s current expectations and observations with respect to future events and financial performance.

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The principal factors that affect our financial position, results of operations and cash flows include, charter market rates, which have declined significantly from historic highs, periods of charter hire, vessel operating expenses and voyage costs, which are incurred primarily in U.S. dollars, depreciation expenses, which are a function of the cost of our vessels, significant vessel improvement costs and our vessels’ estimated useful lives, and financing costs related to our indebtedness. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors which could include the following: (i) changes in demand in the dry bulk market, including, without limitation, changes in production of, or demand for, commodities and bulk cargoes, generally or in particular regions; (ii) greater than anticipated levels of dry bulk vessel new building orders or lower than anticipated rates of dry bulk vessel scrapping; (iii) changes in rules and regulations applicable to the dry bulk industry, including, without limitation, legislation adopted by international bodies or organizations such as the International Maritime Organization and the European Union or by individual countries; (iv) actions taken by regulatory authorities including without limitation the U.S. Treasury Department’s Office of Foreign Assets Control; (v) changes in trading patterns significantly impacting overall dry bulk tonnage requirements; (vi) changes in the typical seasonal variations in dry bulk charter rates; (vii) changes in the cost of other modes of bulk commodity transportation; (viii) changes in general domestic and international political conditions; (ix) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated dry docking costs); (x) significant deteriorations in charter hire rates from current levels or the inability of the Company to achieve its cost-cutting measures; and (xi) the outcome of legal proceeding in which we are involved; and other factors listed from time to time in our filings with the Commission. This discussion also includes statistical data regarding world dry bulk fleet and orderbook and fleet age. We generated some of this data internally, and some were obtained from independent industry publications and reports that we believe to be reliable sources. We have not independently verified this data nor sought the consent of any organizations to refer to their reports in this prospectus. We disclaim any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

We caution readers of this prospectus and any prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to update or revise any forward-looking statements.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we intend to use the net proceeds from the sale of securities offered by us pursuant to this prospectus to make vessel acquisitions and for capital expenditures, repayment of indebtedness, working capital, and general corporate purposes. We will not receive any of the proceeds from the sale or other disposition of the shares of common stock, Existing Warrants and Warrant Shares offered by the selling shareholders pursuant to this prospectus, although we will receive the proceeds from the exercise of the Existing Warrants. Any amounts we receive from such exercises will be used as described above. The holders of the Existing Warrants are not obligated to exercise the Existing Warrants and we cannot assure you that such holders will choose to exercise all or any of the Existing Warrants.

CAPITALIZATION

The following unaudited table sets forth our capitalization at March 31, 2017.

March 31, 2017 (amounts in thousands of US Dollars)
Debt:
First Lien Facility(1) , net of debt discount and debt issuance costs	$201,885
Second Lien Facility(1) , inclusive of payment-in-kind interest, net of debt discount and debt issuance cost	54,943
Other liabilities	419
Fair value below contract value of time charters acquired	3,691

Total debt	260,938
Stockholders’ equity
Preferred stock, $0.01 par value, 25,000,000 shares authorized, none issued as of March 31, 2017	—
Common stock, $0.01 par value, 700,000,000 shares authorized, 70,329,050 shares issued and outstanding as of March 31, 2017	703
Additional paid-in capital	881,348
Retained earnings	(394,437)

Total stockholders’ equity	487,615

Total capitalization	$748,553

(1)	Term as defined in the 2016 10-K.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our third amended and restated articles of incorporation, or the Articles of Incorporation, and second amended and restated by-laws, or the By-Laws, as currently in effect. We refer you to our Articles of Incorporation and By-Laws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Purpose

Our purpose, as stated in our Articles of Incorporation, is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the Business Corporations Act of the Marshall Islands, or the BCA. Our Articles of Incorporation and By-Laws do not impose any limitations on the ownership rights of our shareholders.

Authorized Capitalization

Under our Articles of Incorporation, as of May 15, 2017, our authorized capital stock consists of 700 million shares of common stock, par value $0.01 per share, of which 74,103,956 shares were issued and outstanding, and 25 million shares of preferred stock, par value $0.01 per share, or the preferred stock, of which no shares of preferred stock were issued and outstanding. All of our shares of stock are in registered form.

Common Stock

Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, if any, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of assets or funds legally available for dividends. Upon our liquidation, dissolution or winding up, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders or our common stock will be entitled to receive pro rata our remaining assets and funds available for distribution. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock, which we may issue in the future.

Preferred Stock

Our Articles of Incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•

the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions of such series; provided that the total shares of preferred stock shall in no event have an aggregate liquidation preference of more than $300 million; and

•	the voting rights, if any, of the holders of the series.

It is not possible to state the actual effect of the authorization and issuance of one or more series of preferred stock upon the rights of holders of common stock until our board of directors determines the specific terms, rights and preferences of a series of preferred stock.

The material terms of any series of preferred stock that we offer through a prospectus supplement, as well as any material United States federal income tax considerations, will be described in that prospectus supplement.

Authorized but Unissued Capital Stock

The BCA does not require shareholder approval for any issuance of authorized shares. However, the listing requirements of NASDAQ, which will apply so long as our common stock is listed on NASDAQ, require shareholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our common stock.

Directors

Our directors are elected by a majority of the votes cast by shareholders entitled to vote. There is no provision for cumulative voting.

Our board of directors is elected annually, and each director elected holds office for a one-year term and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us and for the reimbursement of reasonable and documented expenses.

Shareholder Meetings

Under our By-Laws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. The Articles of Incorporation and By-Laws provide that, except as otherwise required by law, special meetings of shareholders may be called at any time only by (i) the lead director (if any), (ii) the chairman of the board of directors, (iii) the board of directors pursuant to a resolution duly adopted by a majority of the board stating the purpose or purposes thereof, or (iv) any one or more shareholders who beneficially owns, in the aggregate, 15% or more of the aggregate voting power of all then-outstanding shares of common stock and any other class or series of capital stock of the Company entitled to vote generally in the election of directors. The notice of any such special meeting is to include the purpose or purposes thereof, and the business transacted at the special meeting is limited to the purpose or purposes stated in the notice (or any supplement thereto). These provisions may impede the ability of shareholders to bring matters before a special meeting of shareholders. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our Articles of Incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Marshall Islands or in any appropriate court in any jurisdiction in which the Company’s shares are primarily traded on a local or national securities exchange.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Our By-Laws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our By-Laws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees) to our directors and offices and carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive offices.

The limitation of liability and indemnification provisions in our Articles of Incorporation and By-Laws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the claim has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Anti-takeover Effect of Certain Provisions of our Articles of Incorporation and By-Laws

Several provisions of our Articles of Incorporation and By-Laws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions could also discourage, delay or prevent (1) the merger or acquisition of our Company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Blank Check Preferred Stock

Under the terms of our Articles of Incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue shares of blank check preferred stock; provided that the total shares of blank check preferred stock shall in no event have an aggregate liquidation preference of more than $300 million. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our Company or the removal of our management.

Election and Removal of Directors

Our Articles of Incorporation prohibit cumulative voting in the election of directors. Our By-Laws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our Articles of Incorporation also provide that our directors may only be removed for cause upon the affirmative vote of a majority of the outstanding shares of our capital stock entitled to vote for the election of directors. Newly created directorships resulting from an increase in the number of directors and vacancies occurring in our board of directors for any reason may only be filled by a vote of a majority of the directors then in office, even if less than a quorum exists (except that a quorum is required if the vacancy results from an increase in the number of directors).

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our By-Laws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a shareholder’s notice will have to be received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever occurs first, in order for such notice by a shareholder to be timely. Our By-Laws also specify requirements as to the form and content of a shareholder’s notice. These advance notice requirements, particularly the 60 to 90 day requirement, may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Action by Written Consent

Our By-Laws provide that any action required or permitted to be taken by the shareholders may be effected only at a duly called annual or special meeting of the shareholders. Except as otherwise mandated by law, the ability of shareholders to consent in writing to the taking of any action is specifically denied.

Certain Voting Requirements

Our Articles of Incorporation provide that a two-thirds vote is required to amend or repeal certain provisions of our Articles of Incorporation and By-Laws, including those provisions relating to: the number and election of directors; filling of board vacancies; resignations and removals of directors; director liability and indemnification of directors; the power of shareholders to call special meetings; advance notice of director nominations and shareholders proposals; and amendments to our Articles of Incorporation and By-Laws. These supermajority provisions may discourage, delay or prevent the changes to our Articles of Incorporation or By-Laws.

Transfer Agent

The registrar and transfer agent for our common stock is Computershare Trust Company, N.A.

Listing

Our shares are listed on NASDAQ under the symbol “EGLE.”

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase our equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Existing Warrants to be Offered by the Selling Shareholders

On the Effective Date, and in accordance with the Plan, the Company issued the Existing Warrants, pursuant to the terms of that certain Warrant Agreement, dated as of October 15, 2014, or the Warrant Agreement, by and among the Company and Computershare Inc., a Delaware corporation, or Computershare, and its wholly owned subsidiary Computershare Trust Company N.A., a federally chartered trust company, or, together with Computershare, the Warrant Agent. Each Existing Warrant has a 7-year term (commencing on the Effective Date) and is exercisable for one share of common stock (subject to adjustment as set forth in the Warrant Agreement and dilution by the Management Incentive Program). The Existing Warrants are exercisable at an exercise price of $27.82 per share (subject to adjustment as set forth in the Warrant Agreement). On August 5,

2016, the Company completed a 1 for 20 reverse stock split, or the Reverse Stock Split, of its issued and outstanding shares of common stock. Therefore, following the Reverse Stock Split, each Existing Warrant is exercisable for one share of common stock at an exercise price of $556.40 per share. The Warrant Agreement contains customary anti-dilution adjustments in the event of any stock split, reverse stock split, stock dividend, reclassification, dividend or other distributions (including, but not limited to, cash dividends), or business combination transaction.

This description of the Existing Warrants is qualified in its entirety by reference to the Form of Specimen Warrant Certificate and Warrant Agreement, each of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

No Rights as Shareholders

Holders of warrants (including the Existing Warrants), as such, will not be entitled to vote, to consent, to receive dividends or to receive notice as shareholders with respect to any meeting of shareholders, or to exercise any rights whatsoever as our shareholders.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement; or

•	currencies.

If purchase contracts are offered, the prospectus supplement will specify the material terms of the purchase contracts. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities or currencies and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the exercise price for the rights;

•	the number of rights issued to each shareholder;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the amount of rights outstanding;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more rights, purchase contracts, warrants, preferred stock, common stock or any combination of such securities. The applicable prospectus supplement will describe:

•

the terms of the units and of the rights, purchase contracts, warrants, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

SELLING SHAREHOLDERS

On the Effective Date, and in accordance with the Plan, the Company and certain of its shareholders entered into a registration rights agreement. The registration rights agreement provided the shareholders party thereto with demand and piggyback registration rights with respect to certain securities of the Company held by them, subject to the requirement that such securities qualify as Registrable Securities, as defined therein. On May 13, 2016, the Company entered into the A&R Registration Rights Agreement with affiliates of Oaktree Capital Management, L.P., affiliates of GoldenTree Asset Management LP and the Lisa and Steven Tananbaum Family Foundation. The A&R Registration Rights Agreement provides the shareholders party thereto similar demand and piggyback registration rights as the aforementioned original registration rights agreement.

The table below lists the selling shareholders and other information regarding the beneficial ownership of our common stock by each of the selling shareholders, based on 74,103,956 shares of common stock outstanding as of May 15, 2017. We have prepared the table and the related notes based on information supplied to us by the selling shareholders, any Schedules 13D or 13G and other public documents filed with the Commission. We have not sought to verify such information. The table assumes the sale of all of the shares of our common stock (including any Warrant Shares) and Existing Warrants offered by the selling shareholders in this offering. Additionally, some or all of the selling shareholders may have sold or transferred some or all of the securities listed below in exempt or non-exempt transactions since the date on which the information was provided to us. Other information about the selling shareholders may change over time, as it is possible that the selling shareholders may acquire or dispose of Existing Warrants or shares of our common stock from time to time after the date of this prospectus. Changes in such information will be set forth in prospectus supplements to the extent required. We entered into the Warrant Agreement pursuant to which the Existing Warrants were issued, the A&R Registration Rights Agreement and certain related agreements with the selling shareholders in connection with the Plan.

The term “selling shareholder” includes the shareholders listed below and their respective transferees, assignees, pledges, donees and other successors.

We will bear all costs, expenses and fees in connection with the registration of shares of our common stock, Existing Warrants and Warrant Shares to be sold by the selling shareholders. The selling shareholders will bear all commissions and discounts, if any, attributable to their respective sales of shares.

Selling Shareholder(1)	Number of shares beneficially owned prior to this offering		Number of shares offered	Number of warrants offered	Shares underlying warrants being offered	Shares beneficially owned after giving effect to this offering
	Number	Percentage				Number	Percentage
Oaktree Capital Management, L.P.(2)	23,018,292	31.06%	23,017,928	364	364	0	0%
GoldenTree Asset Management LP(3)	11,259,614	15.19%	11,259,441	173	173	0	0%

(1)

Also includes any sale of the Existing Warrants and the underlying common stock by pledgees, donees, transferees or other successors in interest that receive such securities by pledge, gift, distribution or other non-sale related transfer from the named selling shareholders after the effective date of the registration statement of which this prospectus forms a part. The information concerning the selling shareholders may change from time to time, and any changes and the names of any transferees, pledgees, donees, and other successors in interest will be set forth in supplements to this prospectus to the extent required.

(2)

Information is based on a Schedule 13D/A filed by Oaktree Capital Management, L.P. (“OCM”) on January 24, 2017. The Schedule 13D/A reports that the securities to which this filing relates are owned directly by OCM Opps EB Holdings, Ltd. (“EB Holdings”). The securities may also be deemed to be beneficially owned by OCM, solely as the sole director of EB Holdings, Oaktree Holdings, Inc., (“Holdings”), solely as the general partner of OCM, Oaktree Capital Group, LLC (“OCG”), solely as the sole shareholder of Holdings, and Oaktree Capital Group Holdings GP, LLC (“OCGH”), solely as the duly elected manager of OCG. The members of OCGH are Howard S. Marks, Bruce A. Karsh, Jay S. Wintrob, John B. Frank, Sheldon M. Stone, Stephen A. Kaplan, and David M. Kirchheimer, who, by virtue of their membership interests in OCGH, may be deemed to share voting and dispositive power with respect to the shares of common stock held by EB Holdings. Each of the general partners, managing members, directors and managers described above disclaims beneficial ownership of any shares of common stock beneficially or of record owned by the Reporting Persons, except to the extent of any pecuniary interest therein. According to the Schedule 13D/A, the address of the beneficial owners is c/o Oaktree Capital Group Holdings GP, LLC, 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071. Shares listed consist of (i) 23,017,928 shares of common stock, and (ii) 364 shares of common stock issuable upon exercise of the warrants issued and distributed by the Company to the reporting persons in connection with the Company’s restructuring in October 2014.
(3)

Based on information provided to us, GoldenTree Asset Management LP, or GoldenTree, GoldenTree Asset Management LLC and Mr. Tananbaum have beneficial ownership of the securities listed. The address of the beneficial owners is 300 Park Avenue, 21st Floor, New York, New York 10022, and the shares listed consist of (i) 21,889 shares of common stock held directly by GoldenTree E Distressed Debt Fund II LP, (ii) 290,845 shares of common stock held directly by GoldenTree E Distressed Debt Master Fund II LP, (iii) 856,270 shares of common stock held directly by GoldenTree Distressed Fund 2014 LP, (iv) 5,331,124 shares of common stock held directly by GoldenTree Distressed Master Fund 2014 Ltd., (v) 1,074,650 shares of common stock held directly by GoldenTree NJ Distressed Fund 2015 LP, (vi) 8,483 shares of common stock held directly by GoldenTree Entrust Master Fund SPC on behalf of and for the account of Segregated Portfolio I, (vii) 17,506 shares of common stock held directly by GoldenTree Master Fund II, LTD, (viii) 117,792 shares of common stock held directly by GoldenTree Master Fund, LTD, (ix) 34,001 shares of common stock held directly by GT NM, L.P., (x) 3 shares of common stock held directly by Gold Coast Capital Subsidiary X Limited, (xi) 3,073,904 shares of common stock held directly by GoldenTree 2004 Trust, (xii) 268,027 shares of common stock held directly by certain separate accounts managed by GoldenTree, (xiii) 173 shares of common stock issuable upon exercise of the warrants, and (xiv) 164,947 shares of common stock held directly by Mr. Steven A. Tananbaum (162,199 are owned by the Lisa and Steven Tananbaum Family Foundation and the remaining 2,748 are owned by him personally).

Each of the selling shareholders that is an affiliate of a broker-dealer has represented to us that it purchased or acquired the securities offered by this prospectus in the ordinary course of business and, at the time of purchase or acquisition of those securities, did not have any agreements, understandings or other plans, directly or indirectly, with any person to distribute those securities.

PLAN OF DISTRIBUTION

The securities covered by this prospectus may be offered and sold by us and the selling shareholders, or by transferees, assignees, donees, pledgees or other successors-in-interest of such securities received from the selling shareholders, directly or indirectly through brokers-dealers, agents or underwriters on NASDAQ or any other stock exchange, market or trading facility on which such securities are traded, or through private transactions. Our securities covered by this prospectus may be sold by any method permitted by law, including, without limitation, one or more of following transactions:

•	ordinary brokerage transactions or transactions in which the broker solicits purchasers;

•	purchases by a broker or dealer as principal and the subsequent resale by such broker or dealer for its account;

•	block trades, in which a broker or dealer attempts to sell the securities as agent but may position and resell a portion of the securities as principal to facilitate the transaction;

•	through the writing of options on the securities, whether such options are listed on an options exchange or otherwise;

•	an exchange distribution in accordance with the rules of the applicable stock exchange;

•	through privately negotiated transactions;

•	through the settlement of short sales entered into after the date of this prospectus;

•	by agreement with a broker-dealers to sell a specified number of securities at a stipulated price per share;

•	a combination of any such methods of sale;

•	through at-the-market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act; and

•	any other method permitted pursuant to applicable law.

We may offer our equity securities described in this prospectus into an existing trading market on the terms described in the prospectus supplement thereto. Underwriters and dealers who may participate in any at-the-market offerings will be described in the prospectus supplement relating thereto.

The selling shareholders may also sell securities under Section 4(a)(1) of the Securities Act, including transactions in accordance with Rule 144 promulgated thereunder, if available, rather than under this prospectus.

The selling shareholders may also transfer their shares by means of gifts, donations and contributions. Subject to certain limitations under rules promulgated under the Securities Act, this prospectus may be used by the recipients of such gifts, donations and contributions to offer and sell the shares received by them, directly or through brokers-dealers or agents and in private or public transactions.

Broker-dealers engaged by us or the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from us or the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser), as the case may be, in amounts to be negotiated.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

We and the selling shareholders may sell the securities at market prices prevailing at the time of sale, at negotiated prices, at fixed prices or without consideration by any legally available means. The aggregate net proceeds from the sale of the securities will be the purchase price of such securities less any discounts, concessions or commissions received by broker-dealers or agents. We will not receive any proceeds from the sale of any securities by the selling shareholders.

The selling shareholders and any broker-dealers or agents who participate in the distribution of our securities may be deemed to be “underwriters” within the meaning of the Securities Act. Any commission received by such broker-dealers or agent on the sales and any profit on the resale of securities purchased by broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. As a result, we have informed the selling shareholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the selling shareholders in the market. The selling shareholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our securities against certain liabilities, including liabilities arising under the Securities Act.

To the extent required with respect to a particular offer or sale of our securities, we will file a prospectus supplement pursuant to Section 424(b) of the Securities Act, which will accompany this prospectus, to disclose:

•	the number and type of securities to be sold;

•	the purchase price;

•

the name of each selling shareholder, if any, and the name of any broker-dealer or agent effecting the sale or transfer and the amount of any applicable discounts, commissions or similar selling expenses; and

•	any other relevant information.

The selling shareholders are acting independently of us in making decisions with respect to the timing, price, manner and size of each sale of securities held by them. We have not engaged any broker-dealer or agent in connection with the sale of securities held by the selling shareholders, and there is no assurance that the selling shareholders will sell any or all of their securities. We have agreed to make available to the selling shareholders copies of this prospectus and any applicable prospectus supplement and have informed the selling shareholders of the need to deliver copies of this prospectus and any applicable prospectus supplement to purchasers prior to any sale to them.

Under the securities laws of some states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all expenses of the registration of the securities to be sold by the selling shareholders pursuant to the A&R Registration Rights Agreement, including, without limitation, Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act in accordance with the A&R Registration Rights Agreement or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling shareholders specifically for use in this prospectus, in accordance with the A&R Registration Rights Agreement or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the securities will be freely tradable in the hands of persons other than our affiliates.

EXPERTS

The financial statements for the period from October 16, 2014 to December 31, 2014 and for the period from January 1, 2014 to October 15, 2014 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on reports (which contain explanatory paragraphs relating to the Company’s bankruptcy as described in Note 18 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the years ended December 31, 2016 and 2015, and the effectiveness of Eagle Bulk Shipping Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2016, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain matters of Marshall Islands law will be passed upon for us by Clyde & Co LLP, Marshall Islands counsel. Certain matters of United States law will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP, New York, New York. Certain matters of the United States tax law will be passed upon for us by Seward & Kissel LLP, United States tax counsel.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any document that we file at the Public Reference Room maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” the information we have filed with the Commission, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus and later information that we file with the Commission will automatically update and supersede this information. Therefore, before you decide to invest in a particular offering under this shelf registration, you should always check for reports we may have filed with the Commission after the date of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the Commission after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement or prior to the termination or completion of this offering under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the Commission) until we sell all of the securities offered by this prospectus:

•

Our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Commission on March 31, 2017 and Amendment No.  1 to the Annual Report on Form 10-K/A, filed with the SEC on April 21, 2017;

•	Our Quarterly Report on Form 10-Q, filed with the Commission on May 9, 2017; and

•	Our Current Reports on Form 8-K, filed with the Commission on January 23, 2017, March 1, 2017, March 7, 2017, and March 29, 2017.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

Notwithstanding the foregoing, no information is incorporated by reference in this prospectus or any prospectus supplement where such information under applicable Forms and regulations of the Commission is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless we indicate in the report or filing containing such information that the information is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this prospectus or any prospectus supplement. You may access our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those documents filed or furnished pursuant to Sections 13(a) or 15(d) of the Exchange Act with the Commission free of charge at the Commission’s website or our website at www.eagleships.com soon as reasonably practicable after such material is electronically filed with, or furnished to, the Commission. The reference to our website does not constitute incorporation by reference of the information contained in our website. The information contained on, or that can be accessed through, our website is not part of this prospectus or the related registration statement. You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Eagle Bulk Shipping Inc.

300 First Stamford Place, 5th Floor

Stamford, Connecticut 06902

(203) 276–8100

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Republic of the Marshall Islands. Certain of our directors, and officers reside outside the United States. In addition, a substantial portion of our assets and the assets of such directors and officers are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.